Exhibit 5.1

May 2, 2024 Kimbell Royalty Partners, LP 777 Taylor Street, Suite 810 Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Kimbell Royalty Partners, LP, a limited partnership organized under the laws of Delaware (the “Partnership”), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,765,012 common units representing limited partner interests of the Partnership (“Common Units”), which Common Units consist of 2,080,390 Common Units that remained available for issuance under the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, as amended to date (the “Incentive Plan”) and an additional 4,684,622 Common Units that may be issued under the Incentive Plan.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Common Units.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	a copy of the Certificate of Limited Partnership of the Partnership, certified by the Secretary of State of the State of Delaware on May 2, 2024;

(c)	a copy of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 13, 2023, among the General Partner and any other Persons who are or become Partners in the Partnership or parties thereto as provided therein, as certified by the secretary of the General Partner;

(d)	a copy of the Certificate of Formation of the General Partner, certified by the Secretary of State of the State of Delaware on May 2, 2024;

(e)	a copy of the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”), as amended to date and certified by the secretary of the General Partner;

(f)	a copy of the Resolutions of the Board of Directors of the General Partner relating to, among other matters, the filing of the Registration Statement; and

(g)	a copy of the Incentive Plan.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the General Partner and Partnership and of public officials and upon statements and information furnished by officers and representatives of the General Partner and Partnership with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the General Partner and Partnership that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Common Units have been duly authorized for issuance and sale pursuant to the Incentive Plan by all necessary limited partnership action of the Partnership, and when issued as provided under the Incentive Plan, will be validly issued and purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The opinion expressed above is limited to questions arising under the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We do not express any opinion as to the laws of any other jurisdiction.

The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond that expressly stated in this opinion letter. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP
JAR:SA:MH

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